Exhibit 10.1

December 29, 2017

Mike Culhane

Dear Mike,

I am pleased to extend an offer of employment to join The Bon-Ton Stores, Inc., as EVP, Chief Financial Officer reporting to Bill Tracy, President & Chief Executive Officer.

In recognition of your responsibilities, your base salary will be $600,000 annually, paid according to the established bi-weekly payroll calendar.

Unless otherwise agreed upon, we would anticipate your start date to be January 2, 2018. Your base office will be located in York, Pennsylvania.

In addition, you will be paid a $600,000 signing bonus on your start date.

If you terminate your employment of your own accord or are terminated for cause within 12 months of your start date, you will be responsible for reimbursing Bon-Ton in full the net amount of the signing bonus as per the terms of a separate agreement.

Performance Incentive Program

According to the Cash Bonus Plan currently in place, your target bonus is 75% of base salary, a threshold of 37.5%, and a maximum of 150% for achievement of pre-determined objectives. The objectives for your position as currently defined are 70% Company adjusted EBITDA to plan and 30% on Company sales dollars to plan. Payouts at threshold or above are made upon the achievement of the minimum company Net Income threshold, as well as the achievement of your individual metrics.

Each year the metrics and payouts are evaluated and approved by the Human Resource Compensation Committee (HRCC) of the Board of Directors. As we discussed, this plan is subject to cancellation or change.

Commuting & Relocation Expenses

Expenses defined as commuting by our Tax department will be reimbursed up to $50,000 for each calendar year. Commuting expenses are expected to be airfare, overnight accommodations, and transportation to and from your defined base office and your home. This will not include meals. Commuting expense are defined by the IRS as taxable income. You will be responsible for all taxes as it applies to your commuting expenses.

Performance Appraisals

Performance Appraisals are conducted annually and based on results for the previous fiscal year. You will be eligible for a performance review and merit increase for your 2018 performance in May 2019.

331 West Wisconsin Avenue, Milwaukee, WI 53211

Benefits

You will be eligible to participate in our medical/prescription, dental, vision, supplemental life, long-term disability, and group legal plans on the 1st day after your 90th day of employment.

In order to assist in your transition to the Company sponsored medical, vision, and dental programs, we will provide you reimbursement in the form of a lump sum for the difference between your current insurance payments and the Bon-Ton medical premium, until otherwise qualified under the Bon-Ton plan.

Vacation

You will be eligible for five (5) weeks of vacation plus two (2) personal days. Because these exceptions are made on a case by case basis, we ask you to treat this exception as confidential.

Executive Severance Plan

As an Executive Vice President you are eligible to participate in our Executive Severance Plan. According to this plan, if your employment is terminated without cause or you resign for good reason, you will be provided one year of severance net of any pay from another employer, and a COBRA stipend (for one year or until otherwise qualified for health insurance by another employer) in exchange for the execution of a release of waiver and claims. In order to be covered by the Executive Severance Plan you are required to sign and not rescind a Non-Compete/Non-Solicitation agreement. Please find accompanying this letter a copy of these agreements for your review. As we discussed, this plan is subject to cancellation or change.

Indemnity

The Company will maintain a Directors and Officers insurance policy and include provisions or side letter providing coverage for payment of legal fees each month as incurred. A summary of the policy or a copy of the policy and any side letter will be provided to you prior to the start date of your employment. In addition, the Company agrees to defend, indemnify and hold you harmless from and against any and all claims, liabilities, lawsuits, costs and expense (including attorney fees) related to your acts or omissions during your employment excluding any proven fraud or criminal acts by you.

Acceptance

Given you accept our offer and the information provided, please sign, date, and return one copy of the offer to me. We look forward to your future success on the Bon-Ton team!

Sincerely,
THE BON♦TON STORES, INC.

/s/ Denise M. Domian
Denise M. Domian
SVP, Human Resources

ACKNOWLEDGEMENT:

Please return a signed and dated copy of this letter to me.

/s/ Michael G. Culhane
Signature	Michael G. Culhane	Date